Exhibit 99.1

FOR IMMEDIATE RELEASE:

TORRENT ENERGY RETAINS GORDIAN GROUP
TO PROVIDE INVESTMENT BANKING SERVICES

Portland, Oregon – Feb. 14, 2007 – Torrent Energy Corporation (OTCBB: TREN) today announced it has retained investment banking firm Gordian Group, LLC to assist the Company in raising additional capital and reviewing potential strategic business alternatives.  Torrent is seeking to raise $10 million to $15 million in debt financing to fund the next phase of its coal-bed methane project in Oregon’s Coos Bay Basin.

John Carlson, president and CEO, said, “Concurrent with our work to establish commercial production in Coos Bay has been a concerted effort to secure new sources of capital, which is necessary to fund a fracing program and other pre-production operations on our Westport project wells.  In recent months we have pursued a number of prospective joint-venture opportunities, and have engaged in detailed negotiations with our current and largest financial sponsor, YA Global Investments, L.P. (formerly Cornell Capital).  To date we have been unable to conclude a new financing agreement that management and our board of directors believe is in the best long-term interest of the Company and our shareholders.  We are optimistic that New York City-based Gordian Group will expose us to a broader range of financing options and partnership opportunities.”

Torrent has been unable to meet various obligations called for in the Investment Agreement that the Company entered into with YA Global on June 28, 2006.  Details regarding the original agreement and a default notification that Torrent has received from YA Global regarding recent delinquencies are addressed in a Form 8-K filed today by Torrent with the Securities and Exchange Commission.  The Company will examine all options, and plans to continue its discussions with YA Global. However, if additional financing is not obtained, the Company expects exploration plans and future operations will be suspended and Torrent may sell non-critical assets.

“We have taken aggressive steps to reduce overhead expenses in recent months, and have been judicious in our efforts to preserve capital,” Carlson said.  “We remain confident in the strength of our asset portfolio and look forward to working both with Gordian Group and prospective joint-venture partners to establish potential funding or strategic alternatives that will allow us to leverage these assets for the benefit of all our shareholders.”

About Torrent Energy Corporation
Torrent Energy Corporation is an exploration company focusing on developing non-conventional natural gas reserves in the Northwestern United States. The Company’s primary objective is to create value for stakeholders by applying strong technical expertise to projects. The current focus of the Company’s Oregon subsidiary, Methane Energy Corp., is on the exploration of the Coos Bay Basin project in southwestern Oregon where the Company currently has a land portfolio that includes over 118,000 acres of prospective land. For more information please visit www.torrentenergy.com.

Safe Harbor Statement:
This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to statements concerning potential funds or strategic alternatives, discussions with YA Global and exploration plans and future operations.   It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the uncertainty of the requirements demanded by environmental agencies, the Company’s ability to raise financing for operations, potential delays or obstacles in drilling and/or interpreting data, market fluctuations and spot prices for gas, and the possibility that no commercial quantities of gas are found or recoverable. For more risk factors about our Company, readers should refer to risk disclosure in our most recent 10-K and Form 10-Q filed on Edgar.

For further information please contact:
Investor Relations in the U.S. Pfeiffer High Investor Relations, Inc. Geoff High, Principal Phone: 303-393-7044 Email: geoff@pfeifferhigh.com	Torrent Energy Corp. John Carlson, President & CEO Phone: 503-224-0072 Email: jcarlson@torrentenergy.com

Investor Relations in Canada CHF Investor Relations Cathy Hume, CEO Phone: 416-868-1079 ext. 231 Email: cathy@chfir.com